EXHIBIT 99.1

For Immediate Release

Contact:	Joel S. Marcus
Chief Executive Officer
Alexandria Real Estate Equities, Inc.
(626) 578-9693

ALEXANDRIA REAL ESTATE EQUITIES, INC.
ANNOUNCES PUBLIC OFFERING OF 3,300,000 SHARES OF COMMON STOCK

PASADENA, CA. — June 16, 2006 - Alexandria Real Estate Equities, Inc. (NYSE:ARE) announced today the pricing of its follow-on public offering of 3,300,000 shares of common stock at a price of $84.00 per share. The offering was upsized from an originally sized offering of 3,000,000 shares.  Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. acted as book running managers in connection with the offering.  Alexandria Real Estate Equities, Inc. has granted the underwriters a thirty-day option to purchase up to 495,000 additional shares to cover over-allotments, if any.  The offering is expected to close on Tuesday, June 20, 2006, subject to customary closing conditions.

Alexandria Real Estate Equities, Inc. is a publicly-traded real estate investment trust focused principally on the ownership, operation, management, acquisition and selective redevelopment and development of properties containing office/laboratory space.  Such properties are designed and improved for lease primarily to institutional (universities and independent not-for-profit institutions), pharmaceutical, biotechnology, medical device, life science product, service, biodefense and translational research entities, as well as government agencies.  The Company’s portfolio currently consists of 139 properties comprising approximately 9.2 million square feet of office/laboratory space.

This press release contains forward-looking statements within the meaning of the federal securities laws. The Company’s actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the Company’s Annual Report on Form 10-K and its other periodic reports filed with the Securities and Exchange Commission.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. A copy of the prospectus relating to these securities may be obtained, when available, from Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, New York, NY 10080 or Citigroup Global Markets Inc., 390 Greenwich Street, New York, New York 10013.